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Investing in an IPO is subject to unique risks, tolerance for volatility, and potential loss of principal, that customers should be aware of prior to making an investment decision. Motif cannot guarantee the availability of IPO shares for customers, who submit conditional orders as the number of shares available for distribution may exceed the supply.

Investing in securities involves risks; you should be aware of prior to making an investment decision, including the possible loss of principal. An investment in individual stocks, or a collection of stocks focused on a particular theme or idea, such as a motif, may be subject to increased risk of price fluctuation over more diversified holdings due to adverse developments which can affect a particular industry or sector. Investments in ETFs can include those with a narrow or targeted investment strategy and can be subject to similar sector risks than more broadly diversified investments. Motif makes no representation regarding the suitability of a particular investment or investment strategy. You are responsible for all investment decisions you make including understanding the risks involved with your investment strategy.

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IPO for HomeUnion

The Company is an online investment management platform dedicated to the residential real estate market that offers users an end-to-end solution for researching, acquiring, managing and tracking their curated real estate portfolios in a trusted and hands-free manner. HomeUnion has created an underwriting model built on big data analytics and local market employees to make the investment in residential real estate seamless and transparent. The Company is targeting the massive residential real estate market which consists of 110 million single family homes, 420,000multi-family buildings, 18 million investment properties, and 1 million in annual transactions. HomeUnion's anticipated revenue growthwill result from the following factors:

- Large potential market
- Growing demand for rental properties
- End-to-end solution with turnkey functionality covering every aspect of rental property sourcing, acquisition and management
- Multiple revenue sources: transaction fees, real estate and mortgage brokerage fees, and recurring revenue from assets under management

HomeUnion currently has acquired 666 rental properties with a real estate transaction value of $71 million and $51 million in assets under management nationwide since inception. HomeUnion currently operates in 18 markets in 10 states in the U.S. and plans to continue to expand its geographicalreach.

SHOW LESS

This information has been gathered from the company's offering circular.

IPO Documentation

NAME	ACTION	LAST UPDATED
Offering Circular	Download PDF	Nov 9, 2016
Investor Presentation	Download PDF	Nov 9, 2016

Key IPO Data

Proposed Symbol:	HMU
Exchange:	NASDAQ
Offer Amount:	
Shares Offered	

Lead Underwriter:

B | RILEY

B. Riley & Co., LLC

This information has been gathered from the company's offering circular.

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A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

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IPO NOW AVAILABLE AT MOTIF
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Dear %%FIRSTNAME%%,

We're excited to offer you the opportunity to participate in the HomeUnion IPO, led by B. Riley & Co.

Through our partnership with B. Riley & Co., you can get in on the ground floor of a company that offers users an end-to-end solution for researching, acquiring, managing and tracking their real estate portfolios in a trusted and hands-free manner. HomeUnion is a real estate investment marketplace that provides a simple way to invest in real estate.

The number of HomeUnion shares available for purchase will be limited for Motif customers. Now you can enter your conditional order—start with as little as $250 or up to $10,000.

Get Started

Best Regards,
The Motif Team

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IMPORTANT: An offering statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; A copy of the most recent version of the Preliminary Offering Circular can be accessed here. You can also obtain a copy of the Preliminary Offering Circular by contacting B. Riley & Co., LLC, by calling Motif Customer Service at 1-855-586-6843, email at service@motifinvesting.com, or write to Motif Investing, Inc., 2868 Prospect Park Dr., Suite 130, Rancho Cordova, CA 95670.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A is qualified pursuant to the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualified date. Any person's indication of interest involves no obligation or commitment of any kind.

For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC's Investor Alert:
https://www.sec.gov/oiea/investor-alerts-bulletins/ib_regulationa.html

Investing in an IPO is subject to unique risks, tolerance for volatility, and potential loss of principal, that customers should be aware of prior to making an investment decision. Motif cannot guarantee the availability of IPO shares for customers, who submit conditional orders as the number of shares available for distribution may exceed the supply.

Investing in securities involves risk, including the possible loss of principal; individual investments or a collection of individual stocks such as motifs which are concentrated in an idea or theme may face increased risk of price fluctuation over more diversified holdings due to adverse developments within a particular industry or sector.

P.O. Box 3548, Rancho Cordova, CA 95741